Exhibit 5.1

FEDER, KASZOVITZ, ISAACSON, WEBER,

SKALA, BASS & RHINE, LLP

750 Lexington Avenue

New York, NY 10022

Tel: (212) 888-8200

Fax: (212) 888-7776

August 2, 2006

Board of Directors

Ortec International, Inc.

3960 Broadway

New York, New York 10032

Gentlemen:

We have acted as counsel for Ortec International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering of 9,870,561 shares of the Company’s common stock, par value $0.001 per share, being offered by certain selling stockholders identified under the heading "Selling Stockholders" in the prospectus included as part of the Registration Statement. The 9,870,561 shares offered by the selling stockholders are, in this opinion, collectively referred to as the "Shares".

We have examined the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction, of the Company's certificate of incorporation and by-laws, records of corporate proceedings, including minutes of meetings and written consents of the Company's Board of Directors and stockholders, certificates of public officials and officers and authorized representatives of the Company, and such other certificates, instruments and documents, and we have made such examination of law, as we have deemed necessary to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity to authentic originals of all documents submitted to us as copies thereof.

Based on the foregoing, we are of the opinion that all of the 9,870,561 Shares qualified by the Registration Statement for sale in the public securities markets by the Selling Stockholders have been duly authorized and

(a)	1,890,012 of such Shares have been validly issued and are fully paid and non-assessable;

(b)	637,660 of such Shares will, upon conversion of outstanding shares of the Company's Series D Convertible Preferred Stock, be validly issued, fully paid and non-assessable; and

(c)	2,159,111 of such Shares will, upon conversion of outstanding shares of the Company's Series E Convertible Preferred Stock, be validly issued, fully paid and non-assessable; and

(d)	4,104,222 of such Shares will, upon the exercise of the Series H, Series F, and other warrants and payment of the warrant exercise prices, be validly issued, fully paid and non-assessable.

(e)

539,778 of such Shares will be validly issued, fully paid and non-assessable only if, and to the extent that the Company is required to issue more than 333,333 shares of its common stock for one share of the Company’s Series E Convertible Preferred Stock that is converted.

(f)

539,778 of such Shares will be validly issued, fully paid and non-assessable but only if, and to the extent that, the Company is required to issue such shares pursuant to the anti-dilution provisions of the Company’s Series H warrants.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption the "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ Feder Kaszovitz Isaacson Weber Skala Bass & Rhine, LLP
FEDER KASZOVITZ ISAACSON WEBER SKALA BASS & RHINE, LLP